Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-114393) of Consolidated Edison Company of New York, Inc. of our report dated February 17, 2005 relating to the financial statements and financial statement schedule which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

New York, NY

February 25, 2005